LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”), is made and entered into as of January 31, 2008 by and between Geo Point Technologies Inc., a Utah corporation (the “Licensee”), and Bill Lachmar, a California resident (the “Licensor”).

WHEREAS Licensor has developed a proprietary process to identify commercially viable hydrocarbon deposits, and Licensor is entitled to license the Hydrocarbon Identification Technology (as defined below) to Licensee;

WHEREAS Licensee wishes to obtain and Licensor wishes to grant to Licensee an exclusive, irrevocable worldwide license to apply and exploit the technology to develop drillable oil and gas prospects and to sublicense the Hydrocarbon Identification Technology to other parties for the same purpose.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Licensor and Licensee each agree as follows:

Section 1.	Definitions.

“Hydrocarbon Identification Technology” means all intellectual property, patents and applications therefor, printed and not printed technical data, know-how, trade secrets, copyrights and other intellectual property rights, inventions, discoveries, techniques, works, processes, methods, plans, software, designs, drawings, schematics, specifications, communications protocols, source and object code and modifications, test procedures, program cards, tapes, disks, algorithms and all other scientific or technical information in whatever form relating to, embodied in or used in the proprietary process to identify hydrocarbon deposits, including all such information in existence as of the date of this Agreement as well as related information later developed by Licensor.

“Developed Technology” means any inventions, “Improvement,” or new technology that Licensor may conceive, make, invent, or suggest in connection with Licensor’s disclosure to Licensee of the Hydrocarbon Identification Technology, all of which the parties hereto acknowledge and agree constitutes the sole and exclusive property of Licensor.

"Developed Technology" also means any inventions, “Improvement,” or new technology directly related to the Hydrocarbon Identification Technology that Licensor may conceive, make, invent or suggest during the Term of this Agreement.

“Effective Date” means the date of this Agreement set forth above.

“Improvement” means an alteration or addition to an invention or discovery which enhances, to some extent, performance or economics without changing or destroying a product's, device's, or method's basic identity and essential character. An Improvement may comprise alterations or additions to either patented or unpatented inventions, discoveries, technology, or devices, and may or may not be patentable.

“Licensee” has the meaning set forth in the preamble.

“Licensor” has the meaning set forth in the preamble.

Section 2.	License Grant.

2.1.      General. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee, for the full and entire term hereof, an exclusive license to use the Hydrocarbon Identification Technology for commercial exploitation, including subleasing the technology to other parties. The foregoing license is irrevocable and applies to all the world. Licensee hereby accepts the license on the terms hereof. Licensee shall have the right to sublicense the Hydrocarbon Identification Technology.

2.2.      Licensor's Ownership of Developed Technology. Licensee shall have the right and is hereby granted a non-exclusive license to use all Developed Technology and/or Improvements relating to the Hydrocarbon Identification Technology without payment of any additional compensation to Licensor, throughout the Term of this Agreement, subject to the restrictions and limitations in this Section 2. All Developed Technology and/or Improvements shall become Licensor's absolute property. Licensee shall at any time during the Term of this Agreement and thereafter, at Licensor's reasonable request, execute any patent papers covering such Developed Technology and/or Improvements as well as any other documents that Licensor may consider necessary or helpful in the prosecution of applications for a patent thereon or in connection with any litigation or controversy related thereto; provided, however, that all expenses incident to the filing of such applications and the prosecution thereof and the conduct of such litigation shall be borne by Licensor.

2.3.      Licensor Continued Use of Technology. Licensor retains the absolute right to fully exploit its proprietary technology and processes, including but not limited to the application of such technology embodied in the Hydrocarbon Identification Technology together with any improvements thereto, to identify commercially viable oil and gas deposits without restriction.

2.4.      Confidentiality. Each of the parties hereby agree to maintain the Hydrocarbon Identification Technology confidential and not to disclose the Hydrocarbon Identification Technology, or any aspect thereof, or the Developed Technology or Improvements, or any aspect thereof (collectively, the "Confidential Information"). Notwithstanding the foregoing, information which (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by the parties or their respective agents, employees, directors or representatives, (ii) was available to the party receiving disclosure on a non-confidential basis prior to its receiving disclosure hereunder, (iii) lawfully becomes available to the party receiving disclosure on a non-confidential basis from a third party source (provided that such source is not known by the party receiving disclosure or its agents, employees, directors or representatives to be prohibited from transmitting the information), or (iv) a party is compelled by legal process by any court or other authority to disclose shall not be subject to the terms of this Section 2.4. In the case of (iv) above, the compelled party shall give the other party prompt written notice of such legal process in order that an appropriate protective order can be sought and each party agrees not to oppose the other party’s efforts to prevent the disclosure of Confidential Information. At the termination of this Agreement, all copies of any Confidential Information (including without limitation any reports or memoranda) shall be returned by the party receiving disclosure.

2.5.      Know-How and Assistance. To enable Licensee to benefit fully from the license of the Hydrocarbon Identification Technology, Licensor shall provide access to all relevant documentation, drawings, engineering specifications and other know-how in its possession, reasonable access to its employees or agents who are familiar with the Hydrocarbon Identification Technology, Developed Technology, and Improvements and shall provide such technical assistance and training as is reasonably requested by Licensee relevant to the provisions of this Agreement. Licensee shall reimburse the Licensor the travel and other similar out-of-pocket expenses of Licensor in performing services under this section; provided however, that Licensee shall obtain the prior approval of Licensee for any expenditures in excess of $5,000.

Section 3.         License Fee. Upon the execution of this Agreement, Licensee shall pay Licensor $125,000.00 in immediately available funds as payment in full of the License Fee.

Section 4.         Records; Inspection; Confidentiality. Each party hereto shall keep accurate records containing all data reasonably required for the computation and verification of the amounts to be paid by the respective parties under this Agreement, and shall permit each other party or an independent accounting firm designated by such other party to inspect and/or audit such records during normal business hours upon reasonable advance notice. All costs and expenses incurred by a party in connection with such inspection shall be borne by it. Each party agrees to hold confidential from all third parties all information contained in records examined by or on behalf of it pursuant to this Section 4.

Section 5.         Enforcement of Proprietary Rights. Licensee shall cooperate in good faith, with Licensor's efforts to enforce its proprietary patent and trade secret rights.

Section 6.         General Representations and Warranties

6.1.      Authority. Each of Licensee and Licensor represents and warrants that (i) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized on its behalf by all requisite action, corporate or otherwise, (ii) it has the full right, power and authority to enter into this Agreement and to carry out the terms of this Agreement, (iii) it has duly executed and delivered this Agreement, and (iv) this Agreement is a valid and binding obligation of it enforceable in accordance with its terms.

6.2.      No Consent. Each of Licensee and Licensor represents and warrants that no approval, consent, authorization, order, designation or declaration of any court or regulatory authority or governmental body or any third-party is required to be obtained by it, nor is any filing or registration required to be made therewith by it for the consummation by it of the transactions contemplated under this Agreement.

6.3.      Intellectual Property Matters. Licensor represents and warrants to its best knowledge and good faith belief that it (i) owns, free and clear of all liens and encumbrances, intellectual property, patents and applications therefor, printed and not printed technical data, know-how, trade secrets, copyrights and other intellectual property rights and all other scientific or technical information in whatever form relating to, embodied in or used in the Hydrocarbon Identification Technology, (ii) has the right and power to grant to Licensee the licenses granted herein, (iii) has not made and will not make any agreement with another in conflict with the rights granted herein, and (iv) has no knowledge that the sale or use of the rights, Hydrocarbon Identification Technology and/or licenses granted herein as contemplated by this Agreement would infringe any third-party's intellectual property rights.

6.4.      Indemnification. Each party agrees to indemnify, defend and hold harmless the other party and its partners, directors, officers, members, agents, representatives, subsidiaries and affiliates from and against any and all claims, demands or suits (by any party, including any Governmental Entity), losses, liabilities, damages, obligations, payments, costs and expenses (including the costs and expenses of defending any and all actions, suits, proceedings, demands and assessments which shall include reasonable attorneys' fees and court costs) resulting from, relating to, arising out of, or incurred in connection with any breach of any of the representations, warranties and/or covenants contained in this Agreement.

Section 7.         Termination. This Agreement shall continue in perpetuity, unless the Agreement is terminated pursuant to this Section 7.

7.1.      Termination for Cause. In addition to any other remedies that may exist, either party may terminate this Agreement for cause (i.e., in the event either party commences a material breach of any provision of this Agreement) at any time by giving the other party at least sixty (60) days prior written notice of such termination unless such default or breach is cured within said sixty (60) days. If either party terminates this Agreement pursuant to this Section 7, Licensee shall promptly return and cause all agents of Licensee to promptly return to Licensor all Confidential Information and all Hydrocarbon Identification Technology then in Licensee’s possession, and Licensee shall not thereafter use for its own commercial benefit or disclose to any third person any Confidential Information or Hydrocarbon Identification Technology. Notwithstanding the foregoing, information which (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by the Licensee or its respective members, agents, employees, directors or representatives, (ii) was available to the Licensee on a non-confidential basis prior to its receiving disclosure hereunder, (iii) lawfully becomes available to the Licensee on a non-confidential basis from a third party source (provided that such source is not known by the Licensee or its members, agents, employees, directors or representatives to be prohibited from transmitting the information), or (iv) the Licensee is compelled by legal process by any court or other authority to disclose shall not be subject to the terms of the duty to protect Confidential Information set forth in this section. In the case of (iv) above, the Licensee shall give the Licensor prompt written notice of such legal process in order that an appropriate protective order can be sought and Licensee agrees not to oppose Licensor’s efforts to prevent the disclosure of Confidential Information.

7.2.      Termination for Insolvency or Ceasing Business. This Agreement may be terminated by Licensor if:

(a)

Licensee becomes insolvent or is unable to pay its debts as they fall due, seeks protection voluntarily or involuntarily under any law relating to bankruptcy, receivership, insolvency, administration, liquidation, dissolution or similar law of any jurisdiction (other than for the purposes of a reorganization with a view to continuing the business as a going concern under relevant bankruptcy or insolvency proceedings) or enters into a general assignment or arrangement or a composition with or for the benefit of its creditors; or

(b)

Licensee takes any step (including the filing or presentation of a petition, the convening of a meeting or the filing of an application or consent) in any jurisdiction for, or with a view to, the appointment of an administrator, liquidator, receiver, trustee, custodian or similar official (other than for the purposes of a reorganization with a view to continuing the business as a going concern under relevant bankruptcy or insolvency proceedings) for Licensee and/or the whole or any part of the business, undertaking, property, assets, receiver or uncalled capital of Licensee or any such person is appointed; or

7.3.      Effect of Termination. Upon termination of this Agreement, all rights granted and future obligations to the parties shall immediately cease; however termination shall not relieve either party of its obligations accrued during the Term of this Agreement which has not been fulfilled, and all representations, warranties, obligations and confidentiality agreements made herein shall survive termination of this Agreement.

Section 8.         Waiver. The failure of any party to enforce at any time any provision of this Agreement shall not be construed as a waiver of such provision or the right thereafter to enforce each and every provision. No waiver by any party, either express or implied, of any breach of any of the provisions of this Agreement shall be construed as a waiver of any other breach of such term or condition.

Section 9.         Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid or unenforceable in any respect for any reason, the validity and enforceability of any such provision in any other respect and of the remaining provisions of this Agreement shall not be in any way impaired.

Section 10.       Remedies Cumulative. Remedies provided under this Agreement shall be cumulative and in addition to other remedies provided by law or in equity.

Section 11.       Entire Agreement. This Agreement constitutes the entire agreement of the parties relating to the subject matter hereof. There are no promises, terms, conditions, obligations, or warranties other than those contained herein. This Agreement supersedes any and all prior communications, representations, or agreements, verbal or written, between the parties relating to the subject matter hereof. This Agreement may not be amended except in writing signed by the parties hereto.

Section 12.       Governing Law. This Agreement shall be governed in accordance with the laws of the State of Utah, exclusive of its conflict of laws rules.

Section 13.       Assignment. This Agreement may not be assigned, in whole or in part, by any party without the written consent of the other party, which consent shall not be unreasonably withheld

Executed by the duly authorized representative of the parties on the date and year first above written.

GEOPOINT TECHNOLOGIES, INC.	BILL LACHMAR

By: /s/ Jeff Jensen	/s/ Bill Lachmar
Name: Jeff Jensen	Bill Lachmar

Title: Director

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